US AIRWAYS REPORTS JANUARY TRAFFIC

ARLINGTON, Va., Feb. 3, 2005 -- US Airways reported its January 2005 passenger traffic today.

Mainline revenue passenger miles for January 2005 increased 3.9 percent on a 2.0 percent decrease in available seat miles compared to January 2004. The 68.3 percent passenger load factor, which was the highest for any January in the company's history, is a 3.9 percentage point increase compared to January 2004.

The two wholly owned subsidiaries of US Airways Group, Inc., Piedmont Airlines, Inc. and PSA, Inc., and MidAtlantic Airways, reported a 139.1 percent increase in revenue passenger miles for January 2005, on 98.6 percent more capacity, compared to January 2004. The passenger load factor was 53.5 percent, a 9.1 percentage point increase compared to January 2004.

Mainline system passenger unit revenue for January 2005 is expected to decrease between 6.0 percent and 7.0 percent compared to January 2004.

US Airways ended the month of January 2005 completing 95.8 percent of its scheduled departures compared to 98.5 percent in January 2004, mostly due to severe winter weather in the East.

Certain of the statements contained herein should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect the current views of US Airways Group (the "company") with respect to current events and financial performance. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "could," "should," and "continue" or similar words. These forward-looking statements may also use different phrases. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the company's operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the company to continue as a going concern; the ability of the company to obtain and maintain any necessary financing for operations and other purposes, whether debtor-in-possession financing or other financing; the ability of the company to maintain adequate liquidity; the ability of the company to absorb escalating fuel costs; the company's ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the ability of the company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceedings; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the company to obtain and maintain normal terms with vendors and service providers; the company's ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 proceedings on the company's liquidity or results of operations; the ability of the company to operate pursuant to the terms of its financing facilities (particularly the financial covenants); the ability of the company to fund and execute its Transformation Plan during the Chapter 11 proceedings and in the context of a plan of reorganization and thereafter; the ability of the company to attract, motivate and/or retain key executives and associates; the ability of the company to attract and retain customers; the ability of the company to maintain satisfactory labor relations; demand for transportation in the markets in which the company operates; economic conditions; labor costs; financing availability and costs; security-related and insurance costs; competitive pressures on pricing (particularly from lower-cost competitors) and on demand (particularly from low-cost carriers and multi-carrier alliances); weather conditions; government legislation and regulation; impact of the Iraqi war and the Iraqi occupation; other acts of war or terrorism; and other risks and uncertainties listed from time to time in the company's reports to the SEC. There may be other factors not identified above of which the company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The company assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the company's various pre-petition liabilities, common stock and/or other equity securities. Accordingly, the company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.

	US AIRWAYS, INC.
SELECTED TRAFFIC STATISTICS
	January 2005	January 2004	Percent Change
Revenue Passenger Miles (000):
Domestic*	2,201,265	2,091,772	5.2
International*	704,861	706,360	(0.2)
Total - Scheduled Service	2,906,125	2,798,132	3.9
Total (Including Charter)	2,907,040	2,798,753	3.9

Available Seat Miles (000):
Domestic*	3,272,293	3,329,991	(1.7)
International*	984,606	1,015,145	(3.0)
Total - Scheduled Service	4,256,899	4,345,136	(2.0)
Total (Including Charter)	4,257,986	4,346,513	(2.0)

Passengers Boarded*	3,022,276	2,972,894	1.7
System Load Factor*	68.3	64.4	3.9
Average Passenger Journey*	961.6	941.2	2.2
US AIRWAYS EXPRESS**
	January 2005	January 2004	Percent Change
Revenue Passenger Miles (000)	199,287	83,356	139.1
Available Seat Miles (000)	372,761	187,694	98.6
Passengers Boarded*	566,158	376,787	50.3
System Load Factor*	53.5	44.4	9.1
Average Passenger Journey	352.0	221.2	59.1
* Scheduled service ** Piedmont Airlines, Inc., PSA Airlines, Inc. and MidAtlantic Airways

NOTE:     Numbers may not add or calculate due to rounding.

NUMBER: 4884